SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 26, 2007	Commission file number 0-9032

SONESTA INTERNATIONAL HOTELS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York
(State or Other Jurisdiction)

13-5648107
(I.R.S. Employer Identification No.)

116 Huntington Avenue, Boston, MA 02116
(Address of principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code): 617-421-5400

Not Applicable
(Former name, former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02: TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Company operates the Trump International Sonesta Beach Resort Sunny Isles, in Florida, under a management agreement with the owner, Sunny Isles Luxury Ventures, L.C., trustee for Sunny Isles Luxury Ventures, Inc. (“SILV”).  The hotel opened in April 2003.  The Company has a one-time right to cancel the management agreement, effective five years after the opening date, upon 6 months notice, and receive back advances it was obligated to make for net operating losses and certain minimum returns due to SILV.  On October 24, 2007, the Company notified SILV of its decision to terminate the management agreement.  Based on the terms of the management agreement, and provided the advances are repaid, the Company’s management agreement will terminate in early April 2008.

The final amount the Company will receive depends on profits achieved between now and early April 2008, but is estimated at approximately $7 million.  This amount includes $1,135,000 of cash advances recorded on the Company’s balance sheet at June 30, 2007.  The remaining amount represents fees due to the Company under the management agreement which were not previously recorded since the hotel’s profits were insufficient to pay them, and the collectability was uncertain.  The Company will recognize this fee income when it is collected.  This income will be reduced by the remaining balance of a $2,268,000 investment the Company made in the hotel at the inception, which is being amortized over the initial 10-year term of the management agreement.  The estimated balance in April 2008 will be $1,124,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

SONESTA INTERNATIONAL HOTELS CORPORATION

October 26, 2007

By:/s/ Boy van Riel
Boy van Riel
Vice President and Treasurer

(Authorized to sign on behalf of the Registrant as Principal Financial Officer).